Exhibit 99.1

Franklin Financial reports 1st quarter earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,849,000 for the first quarter ended March 31, 2011.  When compared to first quarter 2010 earnings of $1,974,000, net income declined 6.3%. On a per share basis, diluted earnings were $.47 for the first three months of 2011 compared to $.51 for the same period in 2010.

“While there has been some slight improvement, the current economic conditions remain a challenge,” commented William E. Snell, Jr., president and CEO. “Specifically, high unemployment, lower real estate values, increased loan delinquency, and low interest rates are having a significant impact on consumers and businesses, including many community banks.”

Total assets at March 31, 2011 were $972.0 million, a slight decline from total assets of $974.3 million at March 31, 2010.  Net loans increased to $754.3 million at quarter end from $740.7 million one year earlier, an increase of 1.8%.  Total deposits and repurchase agreements were $811.7 million at the end of the first quarter 2011, increasing 3.2% from the first quarter of 2010.  The market value of trust assets under management were $503.3 million on March 31, 2011, representing an 8.3% increase from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.

    Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.